UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 8, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400 Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01.	Regulation FD Disclosure.

The information provided pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference into those filings of Cell Therapeutics, Inc. (“the Company”) that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act. The information furnished pursuant to this Item 7.01 shall instead be deemed “furnished.”

In connection with the Step-Up Equity Financing Agreement by and between Société Générale and Cell Therapeutics, Inc. (the “Company”) dated June 21, 2006, as amended (the “Agreement”), the Company filed with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) a listing prospectus relating to offerings of its common stock pursuant to the Agreement, and on January 8, 2008, CONSOB approved the Company’s publication of the listing prospectus. The Company intends to publish its listing prospectus with CONSOB shortly. A copy of the press release announcing such authorization is attached as Exhibit 99.1 hereto.

Subject to certain conditions, the Agreement allows the Company to request that Société Générale purchase shares of the Company’s common stock, no par value (“Common Stock”) in a series of tranches through January 2009. The allowable size of each tranche is determined based on a formula that measures the trading volume of the Company’s stock. The Agreement allows the Company to issue up to €60 million worth of Common Stock over the term of the Agreement, which continues until January 2009. Any Common Stock issued pursuant to the Agreement will be registered under the Company’s shelf registration statement and is to be resold by Société Générale, acting as a financial intermediary, on the Italian market. Any issuance of Common Stock pursuant to the Agreement is at the election of the Company, and the Company is not required to issue Common Stock pursuant to the Agreement. Société Générale’s obligation to purchase the Common Stock upon any request by the Company is subject to certain conditions as set forth in the Agreement.

Item 8.01.	Other Events.

In its Form 8-K filed December 13, 2007, the Company previously disclosed that, based on language (the “Disputed Language”) contained in the Articles of Amendment to the Company’s Articles of Incorporation (the “Amendments”) filed in connection with the issuance of the Company’s Series A, Series B and Series C Convertible Preferred Stock (the “Preferred Stock”), certain holders thereof (the “Shareholders”) asserted a right to consent (or not) to the transactions contemplated by the Exchange Agreements entered into by the Company and certain holders of its then existing convertible debt on December 12, 2007 (the “Exchange”). The Company is of the view that inclusion of the Disputed Language in the Amendments constitutes a scrivener’s error without legal force or effect, and filed Articles of Correction with the Secretary of State of Washington in accordance with Section 23B.01.240 of the Revised Code of Washington. On January 2, 2008, Tang Capital Partners LP (“Tang”) filed a civil action in the United States District Court for the Southern District of New York in which Tang alleged that the Company breached a Securities Purchase Agreement, executed on or about April 16, 2007, and executed in connection with the issuance of Series B Preferred Stock. Tang alleges that the Company’s filing of Articles of Correction to the Articles of Amendment to the Amended and Restated Articles of Incorporation on or around December 11, 2007, materially and adversely altered the powers, preferences or rights conferred through its Securities Purchase Agreement, thereby constituting a Triggering Event, and as a result, Tang is entitled to redemption of its Preferred Stock in consideration for 130% of its Stated Value, plus other available relief, if any. Although the Company disagrees with the allegations in the complaint, it is nevertheless possible that Tang will prevail in a claim that it is entitled to have such Preferred Stock redeemed based on the allegations summarized above.

As previously disclosed, one other holder of Preferred Stock has asserted similar claims in correspondence with the Company in December 2007. Despite the Company’s view of the claims described above, it is possible that an award or settlement of any such claims by holders of Preferred Stock could involve money damages, a forced redemption, the issuance of additional stock, changes in the terms of the Preferred Stock, or other remedies.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are attached with this report on Form 8-K:

99.1	Press Release dated January 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: January 11, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit Number

99.1	Press Release dated January 11, 2008